                                                                   EXHIBIT 10.27
               AGREEMENT RESPECTING A LIMITED LIABILITY COMPANY


     THIS AGREEMENT is made as of this 12th day of December 1997, by and among KEYBANK NATIONAL ASSOCIATION, a national banking association ("KeyBank"), NOVA CORPORATION, a corporation chartered under the laws of the State of Georgia ("NOVA Corp"), and NOVA INFORMATION SYSTEMS, INC., a wholly owned subsidiary of NOVA Corp that is a corporation chartered under the laws of the State of Georgia with its main office located in Atlanta, Georgia ("NOVA"). For purposes of this Agreement, capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Definitional Supplement attached hereto as Exhibit A, which is incorporated herein by this reference.
          ---------

                               R E C I T A L S:
                               ---------------

     WHEREAS, KeyBank seeks to form an alliance with a company providing Bank Card Processing services to maximize efficiencies and create economies of scale;

     WHEREAS, NOVA is a company engaged in the business of providing Bank Card Processing services, including the business of providing Bank Card Processing services to commercial establishments that accept Credit Card and Debit Card products;

     WHEREAS, KeyBank Sub and NOVA desire to become members of a limited liability company to provide Bank Card Processing services for Merchants, including New Merchants;

     NOW, THEREFORE, in consideration of these premises and the mutual covenants set forth herein, the parties hereby agree as follows:


                                   ARTICLE I

                    REPRESENTATIONS AND WARRANTIES OF NOVA

     NOVA Corp and NOVA jointly and severally represent and warrant to KeyBank as follows:

     1.01 Each of NOVA Corp and NOVA is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has due authority to conduct business in all states where it conducts business, except where the failure to have such authority has not and will not have a Material Adverse Effect.

     1.02 The execution and delivery of this Agreement and the consummation of the transactions herein contemplated do not conflict in any material respect with, or constitute a material breach or Default under, the organizational documents of NOVA Corp or NOVA or under the terms and conditions of any Contract to which NOVA Corp or NOVA is a party.

     1.03 The NOVA Corp Financial Statements fairly present the financial condition of NOVA Corp and its subsidiaries as of their respective dates, and the results of operations of NOVA Corp and its subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which are reasonably likely to be, either individually or in the aggregate, material in amount. Neither NOVA Corp nor any of its subsidiaries has any Liabilities required to be disclosed by NOVA Corp in financial statements prepared in accordance with GAAP applied on a basis consistent throughout the periods involved other than (i) Liabilities disclosed in the NOVA Corp Financial Statements, (ii) Liabilities for which NOVA Corp has made adequate reserves as reflected in the NOVA Corp Financial Statements, and (iii) Liabilities, ordinary in nature and amount, incurred since September 30, 1997 in the ordinary course of business. To the Knowledge of NOVA, there is no basis for a material write-down in the value of the Assets shown in the NOVA Corp Financial Statements. Since September 30, 1997, there has been no Material Adverse Effect on NOVA Corp or any of its subsidiaries.

     1.04 Except where such failure to file has not and will not have a Material Adverse Effect, since January 1, 1996, NOVA Corp has filed all forms, reports, statements and other documents required to be filed by it with the Securities and Exchange Commission. The NOVA Corp SEC Reports, as amended to date, (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     1.05 Neither NOVA Corp nor NOVA has received notice from any Regulatory Authority indicating that such Regulatory Authority would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement and the other Operative Documents.

     1.06  Except as set forth on Schedule 1.06(a), no action of, or filing
                                  ----------------
with, or Consent of, any Regulatory Authority is required by NOVA Corp or NOVA to authorize, or is otherwise required in connection with, the execution and delivery by NOVA Corp or NOVA of this Agreement or the other Operative Documents or, if required, the requisite filing has been made and all necessary Consents have been obtained. Except as disclosed on Schedule 1.06(b), no filing with, or
                                           ----------------
Consent of, any third party is required by virtue of the execution of this Agreement or any other Operative Document by NOVA Corp or NOVA, or the consummation of the transactions contemplated herein by NOVA Corp or NOVA, to avoid the violation or breach of, or Default under, the terms of any Law, Permit, Order or Contract to which NOVA Corp or NOVA or any of their subsidiaries is a party or to which any of their respective Assets is subject. Neither NOVA Corp nor NOVA has received notice from any third party indicating that such third party would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement and the other Operative Documents.

     1.07  Except as set forth in Schedule 1.07, there is no Litigation relating
                                  -------------
to NOVA's Merchant Business (including Litigation conducted by or related to any Payment Network) that is pending or, to the knowledge of NOVA, threatened against NOVA Corp or NOVA that, if adversely determined, would have a Material Adverse Effect on NOVA Corp or NOVA. Schedule 1.07 indicates which of such
                                      -------------
Litigation is being defended by an insurance carrier, and which of such Litigation being so defended is being defended under a reservation of rights. NOVA has made available to KeyBank correct and complete copies of all pleadings, briefs and other documents filed in each pending Litigation listed in Schedule
                                                                      --------
1.07, and the Orders, indictments and information, grand jury subpoenas and
----
civil investigative demands, plea agreements, stipulations and awards listed in

Schedule 1.07.
-------------

     1.08 NOVA has the Permits relating to NOVA's Merchant Business that are listed on Schedule 1.08. These Permits include all of the Permits necessary for
          -------------
the conduct by NOVA of its Merchant Business, except where the failure to have the Permits does not and will not have a Material Adverse Effect.


                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                                  OF KEYBANK

     KeyBank represents and warrants to NOVA Corp and NOVA as follows:

     2.01 KeyBank is duly organized and validly existing as a national banking association under the laws of the United States, and has due authority to conduct the KeyBank Merchant Business in all states where it conducts the KeyBank Merchant Business, except where the failure to have such authority has not and will not have a Material Adverse Effect. POSSI is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Ohio and has due authority to conduct its business in all states where it conducts its business, except where the failure to have such authority has not and will not have a Material Adverse Effect.

     2.02 The execution and delivery of this Agreement and the consummation of the transactions herein contemplated do not conflict in any material respect with, or constitute a material breach or Default under, the organizational documents of KeyBank or POSSI or under the terms and conditions of any Contract to which KeyBank or POSSI is a party.

     2.03 The terms of the Assigned Agent Bank Agreements, the Assigned Agent Bank Merchant Agreements, the Assigned Third Party Agreements, and the Assigned Merchant Agreements and the KeyBank Merchant Regulations comply in all material respects with applicable Laws, Orders and Permits. With respect to the KeyBank

Merchant Business generally, KeyBank and POSSI are not, and have not been, in material violation of any applicable Law, Order or Permit.

     2.04 KeyBank is a principal member in good standing of the Credit Card Associations. KeyBank and the KeyBank Merchant Business complies in all material respects with all applicable rules, regulations and certification requirements of the Credit Card Associations, including but not limited to applicable "Year 2000" certification requirements. KeyBank has provided (or will provide prior to Closing) NOVA with true, complete, and correct copies of all Contracts between KeyBank and any of the Credit Card Associations.

     2.05 KeyBank has not received notice from any Regulatory Authority indicating that such Regulatory Authority would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement and the other Operative Documents.

     2.06  Except as set forth on Schedule 2.06 and except with respect to the
                                  -------------
POSSI Assets, KeyBank is the owner of, and has good and valid title to, the Contributed Assets, free and clear of all Liens. Without limiting the generality of the foregoing, no Person other than KeyBank has any right, title, or interest in the Contributed Assets except for (i) Merchants with respect to Merchant Agreements to which they are a party, (ii) Agent Banks with respect to the Agent Bank Agreement to which they are a party and with respect to any Agent Bank Merchant Agreement to which they are a party, (iii) any third parties with respect to the Assigned Third Party Agreements to which they are a party, (iv) POSSI with respect to the POSSI Assets and (v) Merchants with respect to the POSSI Equipment Leases to which they are a party. POSSI is the owner of, and has good and valid title to, all of the POSSI Assets , other than POSSI Assets disposed of by POSSI since September 30, 1997 in the ordinary course of business. All of the POSSI Assets will be assigned to the Company pursuant to the Assignment and Assumption Agreements.

     2.07 The KeyBank Merchant Business Financial Statements fairly present the financial condition of the KeyBank Merchant Business as of their respective dates, and the results of its operations for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of any interim financial statements, to normal year-end adjustments, none of which are reasonably likely to be, either individually or in the aggregate, material in amount, and, in the case of 1996 financial statements, for the realization of $1.56 million in gain from the sale of assets to POSSI, which may not have been in accordance with GAAP. The KeyBank Merchant Business has no Liabilities required to be disclosed by KeyBank in financial statements prepared in accordance with GAAP applied on a basis consistent throughout the periods involved other than (i) Liabilities disclosed in the KeyBank Merchant Business Financial Statements, (ii) Liabilities for which KeyBank has made adequate reserves as reflected in the KeyBank Merchant Business Financial Statements, and (iii) Liabilities, ordinary in nature and amount, incurred since September 30, 1997 in the ordinary course of business.
To the Knowledge of KeyBank, there is no basis for a material write-down in the value of the Assets shown in the KeyBank Merchant Business Financial Statements.

Since September 30, 1997, there has been no Material Adverse Effect on the KeyBank Merchant Business.

     2.08 The information relative to Merchants' (i) Credit Card sales volume and (ii) Debit Card sales volume set forth on Schedule 2.08 is accurate and
                                              -------------
complete in all material respects as of the date hereof and for the periods indicated.

     2.09  Schedule 2.09 lists each of the Agent Bank Agreements now in effect,
           -------------
each of which shall be assigned to the Company pursuant to the Assignment and Assumption Agreements. KeyBank has provided (or will provide prior to Closing) NOVA with true, complete, and correct copies of all such Agent Bank Agreements. KeyBank has also made available to NOVA lists of all Merchants, including Agent Bank Merchants, and will provide NOVA with updated lists of such Merchants as of the Closing Date. The Merchant Agreements with all such Merchants shall be assigned to the Company pursuant to the Assignment and Assumption Agreements. Except as set forth on Schedule 2.09, the Agent Bank Agreements and the Agent
                       -------------
Bank Merchant Agreements are freely assignable by KeyBank without the consent of the applicable Agent Bank. KeyBank has no reason to believe that the rate of fraud, Credit Loss, bankruptcy or termination with respect to the Merchant Agreements or the Agent Bank Agreements will exceed rates experienced in the past (except as may result from changes in general economic conditions).
KeyBank has not received or given any notice of material Default or termination under, and has not received an adverse comment from any Regulatory Authority in respect of, any of the Merchant Agreements, Agent Bank Agreements, Agent Bank Merchant Agreements, or Assigned Third Party Agreements.

     2.10 All Merchant Agreements are substantially in the form of one of the Merchant Agreements attached hereto as Exhibit 2.10 and are freely assignable by
                                       ------------
KeyBank without the Consent of the applicable Merchant or any other party. KeyBank has obtained ACH Agreements with respect to each such Merchant, all of which are freely assignable by KeyBank without the Consent of the applicable Merchant or any other party.

     2.11 Except for the Agent Bank Agreements, KeyBank is not party to any agreements, written or oral, with any agent bank, other financial institution, independent sales or service organization or any similar third party which provides for any one or more of the following: (i) the deposit of Credit Card or Debit Card transaction records; (ii) the settlement of Credit Card or Debit Card transactions; (iii) the processing of Credit Card or Debit Card transactions; or (iv) the referral of merchants to KeyBank. Schedule 2.11
                                                             -------------
identifies each agreement with a trade or other similar association of merchants to which KeyBank is a party and that relates to the KeyBank Merchant Business.

     2.12 Except for disputes that have arisen in the ordinary course of business and that are, to the Knowledge of KeyBank, ordinary in nature and amount, KeyBank is not engaged in any dispute with any Merchant, Agent Bank, or any party to any Assigned Third Party Agreement. KeyBank has no reason to believe, and has received no written notice, that the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of KeyBank with any Merchant, Agent Bank, or any party to any Assigned Third Party Agreement.

     2.13  Schedule 2.13 identifies the Merchants that have an annual processed
           -------------
Credit Card sales volume in excess of $5,000,000. To the Knowledge of KeyBank, KeyBank has not received notice of the insolvency, receivership, bankruptcy or similar event of any Merchant identified on Schedule 2.13.
                                            -------------

     2.14 KeyBank is a member in good standing of the EFT Networks identified on Schedule 2.14. KeyBank and the KeyBank Merchant Business are in full
   -------------
compliance in all material respects with the applicable rules and regulations of the EFT Networks.

     2.15  Except as set forth on Schedule 2.15(a), no action of, or filing
                                  ----------------
with, or Consent of, any Regulatory Authority is required by KeyBank to authorize, or is otherwise required in connection with, the execution and delivery by KeyBank of this Agreement or the other Operative Documents or, if required, the requisite filing has been made and all necessary Consents have been obtained. Except as disclosed on Schedule 2.15(b), no filing with, or
                                       ----------------
Consent of, any third party is required by virtue of the execution by KeyBank of this Agreement or any other Operative Document, or the consummation by KeyBank of the transactions contemplated herein, to avoid the violation or breach of, or Default under, or the creation of a Lien on any of the Contributed Assets pursuant to, the terms of any Law, Permit, Order or Contract to which any Key Entity is a party or to which any of the Contributed Assets is subject.

     2.16  Except as set forth on Schedule 2.16, there is no Litigation
                                  -------------
relating to the KeyBank Merchant Business (including Litigation conducted by or related to any Payment Network) that is pending or, to the Knowledge of KeyBank, threatened against KeyBank that, if adversely determined, would have a Material Adverse Effect on the KeyBank Merchant Business. Schedule 2.16 indicates which
                                                  -------------
of such Litigation is being defended by an insurance carrier, and which of such Litigation being so defended is being defended under a reservation of rights. KeyBank has made available to NOVA correct and complete copies of all pleadings, briefs and other documents filed in each pending Litigation listed in Schedule
                                                                      --------
2.16, and the Orders, indictments and information, grand jury subpoenas and
----
civil investigative demands, plea agreements, stipulations and awards listed in

Schedule 2.16.
-------------

     2.17 KeyBank and POSSI have the Permits relating to the KeyBank Merchant Business that are listed on Schedule 2.17. These Permits include all of the
                            -------------
Permits necessary for the conduct by KeyBank and POSSI of the KeyBank Merchant Business, except where the failure to have the Permits does not and will not have a Material Adverse Effect.

     2.18 Except for the Merchant Agreements and related ACH Agreements and guaranties, the Agent Bank Agreements, the Assigned Third Party Agreements, the Retained Third Party Agreements, and the agreements identified in Section 2.22 or in Schedule 2.22(a) or 2.22(b), KeyBank is not party to or bound by, and the Contributed Assets do not include:

         (a) any Contract related to the KeyBank Merchant Business by which Company, upon consummation of the KeyBank Contribution or otherwise, will be bound and that entails the expenditure or receipt by KeyBank of more than $100,000 in any year and cannot be canceled on notice of ninety (90) days or less without liability for any penalty or premium;

         (b) any Contract related to the KeyBank Merchant Business containing covenants limiting the freedom of KeyBank or POSSI to compete in the Merchant Business in any geographic area; or

         (c) any Contract entitling any person or other entity to any profits, revenues or cash flows of the KeyBank Merchant Business or requiring any payments or other distributions based on such profits, revenues or cash flows.

     2.19  Except as set forth in Schedule 2.19 and where the failure to be
                                   -------------
valid and binding, in full force and effect and enforceable does not and will not have a Material Adverse Effect, all of the Assigned Merchant Agreements, Assigned Agent Bank Agreements, Assigned Agent Bank Merchant Agreements, and Assigned Third Party Agreements are valid and binding, in full force and effect and enforceable in accordance with their terms, subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws from time to time in effect affecting creditors' rights generally and (ii) equitable principles of general application. Except for (i) the Assets to be made available to the Company by KeyBank pursuant to the Services Agreement, (ii) the Assets to be made available to the Company by NOVA pursuant to the Processing Agreement, (iii) rights under the Retained Third Party Agreements, and (iv) all software licenses other than the Workflow System that cannot be transferred because of license restrictions, the Contributed Assets constitute substantially all of the Assets necessary for the conduct of the KeyBank Merchant Business as it is currently conducted.

     2.20  Schedule 2.20(a) identifies all of the Retained Third Party
           ----------------
Agreements.  Schedule 2.20(b) identifies the Assigned Third Party Agreements,
             ----------------
and KeyBank has provided to NOVA true, complete and correct copies of all such Assigned Third Party Agreements.

     2.21 Except for discussions with third parties and related activities in connection with the possible disposition of all or a portion of the KeyBank Merchant Business, including the transactions contemplated by this Agreement and the other Operative Documents, since September 30, 1997, KeyBank has conducted the KeyBank Merchant Business only in the ordinary course.

     2.22  Schedule 2.22(a) sets forth the names, title and current
           ----------------
compensation (broken down by category, e.g. salary and incentive compensation) of all sales and marketing employees of the KeyBank Merchant Business. Except as set forth on Schedule 2.22(b), no such employee is a party to any employment
                ----------------
agreement with KeyBank.  Except as set forth on Schedule 2.22(b), there are no
                                                ----------------
labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any of the employees of the KeyBank Merchant Business, and no such employees are represented by any union or labor organization.

     2.23 With respect to the employees of the KeyBank Merchant Business, (i) KeyBank complies in all material respects with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and (ii) KeyBank is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against KeyBank is pending before the National Labor Relations Board, with respect to any such employees.

     2.24  Schedule 2.24 identifies, and describes the functions of, all
           -------------
computer software and databases (including but not limited to those relating to the "Workflow System") owned, licensed, leased, internally developed or otherwise used in connection with the KeyBank Merchant Business.

     2.25 The value of all slow moving or obsolete Equipment reflected in the consolidated balance sheet of the KeyBank Merchant Business has been written down to net realizable market value on a basis consistent with GAAP. The quantities of point-of-sale terminals, printers and other point-of-sale Assets utilized by Merchants that are included in the Contributed Assets are not excessive and are reasonable in the present circumstances of the KeyBank Merchant Business.

     2.26 The POSSI Balance Sheet fairly presents the financial condition of POSSI as of September 30, 1997 in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments, none of which are reasonably likely to be, either individually or in the aggregate, material in amount.
POSSI has no Liabilities required to be disclosed by POSSI in financial statements prepared on that basis other than (i) Liabilities disclosed in the POSSI Balance Sheet, (ii) Liabilities for which POSSI has made adequate reserves as reflected in the POSSI Balance Sheet, and (iii) Liabilities, ordinary in nature and amount, incurred since September 30, 1997 in the ordinary course of business. To the Knowledge of POSSI, there is no basis for a material write-down in the value of the Assets shown in the POSSI Balance Sheet. Since September 30, 1997, there has been no Material Adverse Effect on POSSI.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF ALL PARTIES

     3.01 ALL PARTIES. NOVA Corp and NOVA jointly and severally represent and warrant to KeyBank, and KeyBank represents and warrants to NOVA Corp and NOVA, that each has the corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder; such execution, delivery and performance have been duly authorized by all necessary action on their part; and this Agreement constitutes their valid and legally binding obligation, enforceable against them in accordance with the terms hereof, except as may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws from time to time in effect affecting creditors' rights generally or (b) equitable principles of general application.


                                  ARTICLE IV

                   FORMATION OF COMPANY AND RELATED MATTERS

     4.01 FORMATION OF COMPANY. KeyBank has caused the Company to be formed by filing a Certificate of Formation (in the form of Exhibit 4.01 attached hereto)
                                                  ------------
with the Delaware Secretary of State. Upon the consummation of the KeyBank Contribution, KeyBank, KeyBank Sub and POSSI shall be the sole Members of the Company, with KeyBank and POSSI owning, in the aggregate, fifty-one percent (51%) Membership Interests and KeyBank Sub owning a forty-nine percent (49%) Membership Interest. In connection therewith:

         (a) The name of the Company shall be "Key Merchant Services, LLC," or such other name as KeyBank and NOVA may mutually agree upon in writing.

         (b) The purposes of the Company shall be to provide transaction processing and electronic payment services to Merchants. Unless approved by a Supermajority Vote, however, the business of the Company will be limited to the Merchant Business and Bank Card Processing relating thereto. For as long as KeyBank maintains a national bank charter, the Company will not engage in any activities that are not permitted activities for national banking associations, or for entities in which national banking associations are permitted to invest, as set forth in the Operating Agreement.

         (c) The initial principal place of business of the Company shall be in Atlanta, Georgia.

         (d) Prior to the Closing, KeyBank shall cause the Company to execute the Company Supplement attached to this Agreement as Exhibit 4.01(d)
                                                          ---------------
     evidencing the Company's contractual obligation to comply with the terms of this Agreement and the other Operative Documents.

         (e) KeyBank shall cause KeyBank Sub and POSSI to comply with and perform all of its obligations under all of the Operative Documents. In that regard, KeyBank shall enter into and deliver at the Closing the Guaranty and Agreement to Comply attached hereto as Exhibit 4.01(e) (the
                                                         ---------------
     "Guaranty and Agreement to Comply").

     4.02  CONTRIBUTION/COMPANY INTEREST PURCHASE.

         (a) Following the formation of the Company, but prior to the Closing, KeyBank shall, and shall cause KeyBank Sub and POSSI to, assign, transfer, convey and deliver to the Company, in contributions intended to qualify under Section 721 of the Code, free and clear of all Liens, and the

     Company shall acquire from KeyBank, KeyBank Sub and POSSI (the "KeyBank Contribution"), all right, title and interest of KeyBank, KeyBank Sub and POSSI in the KeyBank Merchant Assets and, simultaneously therewith, KeyBank and POSSI shall assign to the Company, and the Company shall assume and agree thereafter to pay and discharge when due, the Assumed Liabilities (the date of the KeyBank Contribution is referred to herein as the "Contribution Date"). The Company shall not assume or become liable for the payment of any Credit Losses, Chargebacks or other Liabilities of any Key Entity, any Merchant or any Agent Bank, except for Assumed Liabilities. Accordingly, at the Contribution Date, KeyBank, KeyBank Sub and POSSI shall cause to be delivered to the Company the KeyBank Merchant Assets to be contributed by them hereunder, together with such instruments of transfer and other documentation as shall be necessary to transfer good and marketable title thereof to the Company. The parties shall carry out the assignment by KeyBank, KeyBank Sub and POSSI, and the assumption by the Company, of the Assumed Liabilities by execution and delivery, at the Contribution Date, of Assignment and Assumption Agreements substantially in the form of Exhibit 4.02(a) attached hereto. Notwithstanding any
                 ---------------
     provisions of this or any other agreement to the contrary (except Section 3.06(b) of the Operating Agreement), the Capital Accounts of KeyBank, KeyBank Sub and POSSI, upon consummation of the KeyBank Contribution, shall be as set forth on Schedule 4.02(a) attached hereto.
                        ----------------

         (b) At the Closing, NOVA shall purchase from KeyBank and POSSI, and KeyBank shall sell and cause POSSI to sell to NOVA, an aggregate fifty-one percent (51%) Membership Interest in the Company (the "NOVA Company Interest Purchase"). KeyBank Sub shall retain a forty-nine percent (49%) Membership Interest in the Company. The purchase price to be paid by NOVA in connection with the NOVA Company Interest Purchase (the "Purchase Price") shall be determined in accordance with Section 4.03. The NOVA Company Interest Purchase shall be evidenced by the Bill of Sale attached hereto as Exhibit 4.02(b).
               ---------------

         (c) Immediately following the consummation of the NOVA Company Interest Purchase, NOVA shall, and KeyBank shall cause KeyBank Sub to, execute and deliver the Operating Agreement attached hereto as Exhibit 4.02(c).
                                                        ---------------

         (d) As a condition to the NOVA Company Interest Purchase, KeyBank covenants and agrees that, effective for the taxable year in which the Closing occurs, it shall make a timely and proper election pursuant to Code
     Section 197(f)(9)(B), and the proposed or final Treasury Regulations thereunder, to, notwithstanding any other provision of the Code, recognize gain on the NOVA Company Interest Purchase, and pay income tax on such gain, at the highest rate of income tax applicable to KeyBank under the Code (the "Recognition of Gain Election"). For the purposes of this
     Section 4.02(d), the gross gain recognized by KeyBank in connection with the NOVA Company Interest Purchase shall, notwithstanding anything to the contrary in this Agreement or under the Code, be equal to $74,100,000 (the "Gross Gain Amount").

         (e) Notwithstanding anything to the contrary herein or in any other Operative Document, KeyBank shall, and shall cause KeyBank Sub and POSSI to, fully cooperate in assisting NOVA, on behalf of the Company, to cause the Company to make a proper 754 election (the "754 Election") under the Code, and the Treasury Regulations thereunder, such that the 754 Election shall be effective for the Company's first taxable year.

         (f) Notwithstanding anything to the contrary herein, KeyBank shall make an election pursuant to Code Section 453(d) (the "Election Out of Installment Method") such that the general rule of Code Section 453(a) will not apply to the NOVA Company Interest Purchase. KeyBank's Election Out of Installment Method shall be made in the manner prescribed by the appropriate forms on or before the due date (including extensions) to file its return for the taxable year in which the Closing occurs. As a result of the Election Out of Installment Method, KeyBank shall recognize gross gain from the NOVA Company Interest Purchase for the taxable year in which the Closing occurs in an amount equal to the Gross Gain Amount.

     4.03 DETERMINATION OF PURCHASE PRICE. The Purchase Price shall be payable over a period of three (3) years following the Closing in the manner set forth in this Section 4.03, and shall be contingent upon the attainment of the "Merchant Business Gross Revenue" (as defined below) thresholds set forth in this Section 4.03.

         (a) YEAR 1 PAYMENT. On the Closing Date, NOVA shall make a preliminary payment to KeyBank in the amount of [*]. On or before December 31, 1998, an estimate of the portion of the purchase price payable to KeyBank in the first year (the "Estimated Year 1 Payment") shall be calculated based on an estimate of the "Merchant Business Gross Revenue" (as defined below) attributable to the Company's Merchant Business during the period starting on the day immediately after the Closing Date and ending on December 31, 1998 ("Year 1"; the Merchant Business Gross Revenue attributable to Year 1* being the "Year 1 Merchant Business Gross Revenue"). Specifically, the Estimated Year 1 Payment shall be an amount corresponding to the appropriate level of estimated Year 1 Merchant Business Gross Revenue, as listed in the table set forth below (the "Payment Table"):




                     [*] CONFIDENTIAL TREATMENT REQUESTED.


MERCHANT BUSINESS GROSS REVENUE                    PAYMENT TO KEYBANK
EARNED DURING SUBJECT YEAR*
--------------------------------------------------------------------------------
Equal to or exceeding $63,050,000                  [*]
--------------------------------------------------------------------------------
Less than $63,050,000, but equal to or             [*]
exceeding $53,350,000
--------------------------------------------------------------------------------
Less than $53,350,000, but equal to or             [*]
exceeding $38,800,000
--------------------------------------------------------------------------------
Less than $38,800,000                              [*]
--------------------------------------------------------------------------------

     * For Year 1, the Merchant Business Gross Revenue will be annualized by multiplying the actual amount of such revenue by a fraction, the numerator of which is 365 and the denominator of which is the number of days during the period starting on the day immediately after the Closing Date and ending on December 31, 1998.

     On or before December 31, 1998, (i) if the Estimated Year 1 Payment exceeds [*], NOVA shall pay the amount of the excess to KeyBank or (ii) if the Estimated Year 1 Payment is less than [*], KeyBank shall reimburse NOVA for the amount of the shortfall. On or before January 31, 1999, the amount of the payment (the "Year 1 Payment") due to KeyBank based on the actual Year 1 Merchant Business Gross Revenue will be determined, and (x) if the Year 1 Payment exceeds the Estimated Year 1 Payment, NOVA shall pay the amount of the excess to KeyBank or (y) if the Year 1 Payment is less than the Estimated Year 1 Payment, KeyBank shall reimburse NOVA the amount of the shortfall.

         (b) YEAR 2 PAYMENT. On January 1, 1999, NOVA shall make a preliminary payment to KeyBank in the amount of [*]. On or before December 31, 1999, an estimate of the portion of the purchase price payable to KeyBank with respect to the second year (the "Estimated Year 2 Payment") shall be calculated based on an estimate of the Merchant Business Gross Revenue attributable to the Company's Merchant Business during the year ended December 31, 1999 ("Year 2"; the Merchant Business Gross Revenue attributable to Year 2 being the "Year 2 Merchant Business Gross Revenue"). Specifically, the Estimated Year 2 Payment shall be an amount corresponding to the appropriate level of estimated Year 2 Merchant Business Gross Revenue, as listed in the Payment Table. On or before December 31, 1999,
     (i) if the Estimated Year 2 Payment exceeds [*], NOVA shall pay the amount of the excess to KeyBank or (ii) if the Estimated Year 2 Payment is less than [*], KeyBank shall reimburse NOVA for the amount of the shortfall. On or before January 31, 2000, the amount of the payment (the "Year 2 Payment") due to KeyBank based on the actual Year 2 Merchant Business Gross Revenue will be determined, and (x) if the Year 2 Payment exceeds the Estimated Year 2 Payment, NOVA shall pay the amount of the

                     [*] CONFIDENTIAL TREATMENT REQUESTED.

     excess to KeyBank or (y) if the Year 2 Payment is less than the Estimated Year 2 Payment, KeyBank shall reimburse NOVA the amount of the shortfall.

         (c) YEAR 3 PAYMENT. On January 1, 2000, NOVA shall make a preliminary payment to KeyBank in the amount of [*]. On or before December 31, 2000, an estimate of the portion of the purchase price payable to KeyBank with respect to the third year (the "Estimated Year 3 Payment") shall be calculated based on an estimate of the Merchant Business Gross Revenue attributable to the Company's Merchant Business during the year ended December 31, 2000 ("Year 3"; the Merchant Business Gross Revenue attributable to Year 3 being the "Year 3 Merchant Business Gross Revenue"). Specifically, the Estimated Year 3 Payment shall be an amount corresponding to the appropriate level of estimated Year 3 Merchant Business Gross Revenue, as listed in the Payment Table. On or before December 31, 2000,
     (i) if the Estimated Year 3 Payment exceeds [*], NOVA shall pay the amount of the excess to KeyBank or (ii) if the Estimated Year 3 Payment is less than [*], KeyBank shall reimburse NOVA for the amount of the shortfall. On or before January 31, 2001, the amount of the payment (the "Year 3 Payment") due to KeyBank based on the actual Year 3 Merchant Business Gross Revenue will be determined, and (x) if the Year 3 Payment exceeds the Estimated Year 3 Payment, NOVA shall pay the amount of the excess to KeyBank or (y) if the Year 3 Payment is less than the Estimated Year 3 Payment, KeyBank shall reimburse NOVA the amount of the shortfall.

         (d) CATCH-UP PAYMENT. In addition to the Year 1 Payment, Year 2 Payment, and Year 3 Payment, NOVA shall make an additional payment to KeyBank (the "Catch-Up Payment"), to the extent that the sum of the Year 1 Payment, the Year 2 Payment, and the Year 3 Payment is less than the Total Payment due to KeyBank, based on the sum of the Year 1 Merchant Business Gross Revenue, Year 2 Merchant Business Gross Revenue, and Year 3 Merchant Business Gross Revenue, as set forth in the following table:


MERCHANT BUSINESS GROSS REVENUE             TOTAL PAYMENT DUE TO KEYBANK
EARNED DURING 3 YEARS
--------------------------------------------------------------------------------
Equal to or exceeding $189,150,000          [*]
--------------------------------------------------------------------------------
Less than $189,150,000, but equal to        [*]
or exceeding $160,050,000
--------------------------------------------------------------------------------
Less than $160,050,000, but equal to        [*]
or exceeding $116,400,000
--------------------------------------------------------------------------------
Less than $116,400,000                      [*]
--------------------------------------------------------------------------------

     Any such Catch-Up Payment will be due on or before January 31, 2001. If the sum of the Year 1 Payment, the Year 2 Payment, and the Year 3 Payment


                     [*] CONFIDENTIAL TREATMENT REQUESTED.

     equals the total payment due to KeyBank, based on the sum of the Year 1 Merchant Business Gross Revenue, Year 2 Merchant Business Gross Revenue, and Year 3 Merchant Business Gross Revenue, as set forth in the foregoing table, no Catch-Up Payment will be due.

         (e) "Merchant Business Gross Revenue" means, with respect to any given period of time, all revenue sources of the Company's Merchant Business, including but not limited to training fees, set up fees, terminal rental and lease fees and the actual gross discount and Transaction fees generated by the Company's Merchant Business during such period of time; except that, in the event of any material decrease in discounts resulting from a decrease in interchange fees mandated by the Credit Card Associations, "Merchant Business Gross Revenue" will include, with respect to any given period of time, the gross discounts that would have been generated by the Company's Merchant Business during such period of time if there had not been such decrease in the interchange fees and discounts.

         (f) In no event will the aggregate Purchase Price exceed [*].

         (g) Notwithstanding the foregoing, in the event that, pursuant to
     Section 15.01 of the Operating Agreement, KeyBank Sub purchases NOVA's Membership Interest or NOVA purchases KeyBank Sub's Membership Interest before December 31, 2000, the Purchase Price will be determined in accordance with Section 15.01(e) of the Operating Agreement.

     4.04 TIME AND PLACE OF CLOSING. The Closing will take place at 10:00 a.m. on the Closing Date and shall be effective as of the close of business on the Closing Date. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by an executive officer of each of NOVA and KeyBank, the parties shall use their reasonable efforts to cause the Closing Date to occur at the earliest practicable date in 1998, but not later than the later of (i) January 31, 1998, or (ii) the third (3rd) Business Day following the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority (having authority over and approving or exempting the transactions contemplated by this Agreement). The place of Closing shall be at the offices of KeyBank, 127 Public Square, Cleveland, Ohio 44114, or such other place as may mutually be agreed upon by NOVA and KeyBank.

     4.05 DEFAULT BY ANY PARTY HERETO AT THE CLOSING. If KeyBank (or KeyBank Sub or POSSI) or NOVA shall fail or refuse to consummate either the KeyBank Contribution or the NOVA Company Interest Purchase in accordance with Section
4.02 above, other than as may result from the exercise of a party's rights under this Agreement, or if the parties shall fail or refuse to consummate any of the other transactions described in this Agreement that are to be consummated prior to or on the Closing Date, the non-defaulting party, at its option and without prejudice to its rights against any defaulting party, may either (i) unilaterally delay the Closing while taking appropriate remedial action, or (ii) refuse to consummate such transactions and thereby terminate all of its obligations hereunder without any Liability. The parties hereto acknowledge that the NOVA Company Interest Purchase and the KeyBank Contribution, together


                     [*] CONFIDENTIAL TREATMENT REQUESTED.

with the 754 Election, the Recognition of Gain Election and the Election Out of Installment Method are unique and otherwise not available and agree that, in addition to any other remedies, the non-defaulting party may invoke any equitable remedies to enforce delivery or consummation of the NOVA Company Interest Purchase, the KeyBank Contribution or the 754 Election, the Recognition of Gain Election and the Election Out of Installment Method, as the case may be, including, without limitation, any action or suit for specific performance.


                                   ARTICLE V

               CERTAIN KEYBANK RESPONSIBILITIES AND COMMITMENTS

     5.01  REGULATORY APPROVALS.

         (a) For KeyBank.  KeyBank shall be responsible, at its own expense, for
             -----------
     obtaining all Consents of Regulatory Authorities required for it (or KeyBank Sub or POSSI) to participate in a limited liability company of the type described in this Agreement or as otherwise are necessary for KeyBank (or KeyBank Sub or POSSI) to consummate the transactions hereby contemplated, including but not limited to the Consents of Regulatory Authorities identified on Schedule 2.15(a) attached hereto.
                               ----------------

         (b) For NOVA.  KeyBank shall reasonably cooperate with NOVA and provide
             --------
     such information and/or assistance as KeyBank can reasonably provide to assist NOVA in obtaining any and all required Consents of Regulatory Authorities as provided under Section 6.01 hereof.

     5.02 SERVICES AGREEMENT. At the Closing, KeyBank shall enter into a Services Agreement with the Company in the form of Exhibit 5.02 attached hereto.
                                                   ------------


                                  ARTICLE VI

                 CERTAIN NOVA RESPONSIBILITIES AND COMMITMENTS

     6.O1  REGULATORY APPROVAL(S).

         (a) NOVA shall be responsible, at its own expense, for obtaining all Consents of Regulatory Authorities required for it to participate in a limited liability company of the type described in this Agreement or as otherwise are necessary for NOVA to consummate the transactions hereby contemplated, including but not limited to the Consents of Regulatory Authorities identified on Schedule 1.06(a) attached hereto.
                               ----------------

         (b) NOVA shall reasonably cooperate with KeyBank and provide such information and/or assistance as NOVA can reasonably provide to assist

     KeyBank in obtaining any and all required Consents of Regulatory Authorities as provided under Section 5.01 hereof.

     6.02 PROCESSING AGREEMENT. At the Closing, NOVA shall enter into a Processing Agreement with the Company in the form of Exhibit 6.02 attached
                                                     ------------
hereto.


                                  ARTICLE VII

                          CONDUCT OF BUSINESS PENDING
                      CONSUMMATION; ADDITIONAL AGREEMENTS

     7.01 COVENANTS OF NOVA CORP AND NOVA. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, neither NOVA Corp nor NOVA shall take any action which would materially and adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a Burdensome Condition, or which would materially and adversely affect the ability of any party to perform its obligations under this Agreement.

     7.02 COVENANTS OF KEYBANK. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement:

         (a) KeyBank shall, and shall cause POSSI to, (i) engage in the KeyBank Merchant Business only in the usual, regular and ordinary course and (ii) use reasonable commercial efforts to preserve intact the KeyBank Merchant Business organization and Assets.

         (b) KeyBank shall take, and shall cause KeyBank Sub, POSSI and the Company to take, all necessary and appropriate actions required by Article IV of this Agreement, including the execution, delivery and performance by the Company of the Company Supplement and the performance by the Company of its obligations under this Agreement and the Company Supplement.

         (c) Neither KeyBank, KeyBank Sub, POSSI nor the Company shall do or agree or commit to do any of the following:

                (i) impose, or suffer the imposition of, any Lien on the KeyBank Merchant Assets or permit any such Lien to exist (other than Liens in effect as of the date hereof that are specifically disclosed as Liens in the Schedules hereto); or

                (ii) sell, lease, mortgage or otherwise dispose of any KeyBank Merchant Asset other than in the ordinary course of business; or

                (iii) commence any Litigation relating to the KeyBank Merchant Business other than in accordance with past practice or settle any such Litigation involving any restrictions upon the operations of the KeyBank Merchant Business; or

                (iv) except in the ordinary course of business, modify, amend, terminate or enter into any material Contract that will become in whole or in part an Assumed Liability hereunder, or waive, release, compromise or assign any material rights or claims relating to the KeyBank Merchant Business; or

                (v) cause or allow the Company to incur any indebtedness, make any distributions, add any additional Members, allow any Member to make any additional contributions of capital to the Company, or make or allow any transfer of its Membership Interests.

     7.03 ADVERSE CHANGES IN CONDITION. KeyBank and NOVA will each promptly give written notice to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement or any other Operative Document, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.04 ANTITRUST NOTIFICATIONS. To the extent required by the HSR Act, the parties hereto will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. Filing fees incurred in connection with the HSR Act shall be paid fifty percent (50%) by KeyBank and fifty percent (50%) by NOVA, with NOVA paying the $45,000 HSR Act filing fee on behalf of NOVA and KeyBank, and KeyBank will reimburse NOVA, by wire transfer on the same day NOVA pays the fee, in the amount of $22,500.

     7.05  AGREEMENT AS TO EFFORTS TO CONSUMMATE.

         (a) Subject to the terms and conditions of this Agreement, each party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VIII of this Agreement; provided, that nothing herein shall preclude any party from exercising its rights under this Agreement. Each party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         (b) Notwithstanding the conditions to Closing set forth in Article VIII below, if any required Consent under any Contract to be assigned to and assumed by the Company hereunder is not obtained by the Closing Date, and the parties hereto waive such Consent and proceed with the Closing, each party shall nevertheless continue to pursue such Consents, and, at the request of the Company, each party shall cooperate with the Company in any reasonable arrangement designed to provide to the Company the benefits and burdens of any such Contract or the Assets relating thereto. Nothing contained in this Agreement or any Assignment and Assumption Agreement shall be deemed to constitute any assignment or attempted assignment by any party of any Contract if any assignment or attempted assignment would constitute a Default thereunder. Each party shall use its reasonable efforts to execute all agreements to which it is intended to be a party in connection with the transactions contemplated hereby, including the Company Supplement and all other Operative Documents.

     7.06 INVESTIGATION AND CONFIDENTIALITY. Prior to the Closing, each party shall keep the other parties advised of all material developments relevant to its Merchant Business, and to the consummation of the KeyBank Contribution and the NOVA Company Interest Purchase, and shall permit the other parties to make or cause to be made such investigation of the Merchant Business and properties of it and its financial and legal conditions as the other parties reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not unreasonably interfere with normal operations. No investigation by a party shall affect the representations and warranties of the other parties.

     7.07 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, neither KeyBank, nor any Affiliate or Representative thereof, shall, at any time on or after the date hereof and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly, solicit any Acquisition Proposal by any Person or furnish any non-public information about the KeyBank Merchant Business that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal. KeyBank shall promptly notify NOVA in the event KeyBank receives an Acquisition Proposal.

     7.08  KEYBANK MERCHANT BUSINESS EMPLOYEES.

         (a)  The KeyBank Merchant Business employees identified on Schedule
                                                                    --------
     7.08 attached hereto will be offered employment by the Company, such
     ----
     employment to be effective at the Closing Date.  Except as provided in this
     Section 7.08, the offers of such employment shall be made at such time, in such manner and pursuant to such terms and conditions of employment as may be agreed upon by KeyBank and NOVA. Without limiting the foregoing:

            (i) From the Closing through December 31, 1998, the Company shall pay each Company Employee the same base salary as was paid by KeyBank to the Company Employee immediately prior to the Closing, subject to normal merit adjustments. Merit adjustments will be effective April 1, 1998. From the Closing through December 31, 1998, the Company shall provide to each Company Employee the same level of incentive compensation opportunity as is provided under KeyBank's 1998 Incentive Compensation Plan, a copy of which is attached as Exhibit 7.08(a)(i).
                                                           ------------------

            (ii) With respect to all benefits provided by the Company to the Company Employees, credit shall be given for periods of employment with KeyBank (or any predecessor to or Affiliate of KeyBank) for all purposes, including eligibility, vesting, and seniority, but excluding benefit accrual.

            (iii) The Company shall provide the same group medical and dental benefits to all Company Employees as are provided to NOVA employees under its group medical and dental plans, except that (A) any waiting period will be waived, (B) any limitation relating to preexisting conditions will be waived and (C) the "in network" level of benefits will be available to all Company Employees in areas where network providers are not reasonably available, regardless of the providers used by such Company Employees.

            (iv) The Company shall provide to all full-time Company Employees at least the same number of vacation days (up to a maximum of 20 days) per year as they were entitled to receive from KeyBank immediately prior to the Closing.

            (v) The Company shall provide the same tuition reimbursement benefits provided by KeyBank to Company Employees who were enrolled in KeyBank's tuition reimbursement program immediately prior to the Closing and who are scheduled to graduate on or before December 31, 1999.

            (vi) If, during the twelve (12) month period following the Closing Date, any Company Employee is terminated as a "Result of Reduction in Staff," and not as as result of "Discharge for Cause" or "Voluntary Resignation," as those terms are defined in the 1998 KeyCorp Separation Pay Plan, which is attached hereto as Exhibit 7.08(a)(vi), such Company
                                               -------------------
         Employee shall be entitled to, and the Company shall pay, such separation pay and benefits as is set forth in the 1998 KeyCorp Separation Pay Plan (subject to mutually agreed upon modifications).

         (b) Subject to Section 7.08(a), during the term of this Agreement, unless the parties otherwise agree, the compensation and benefits provided by the Company to the Company Employees will, in the aggregate, be not less favorable to such employees than the compensation and benefits currently provided, in the aggregate, by NOVA to its employees at similar levels and with similar responsibilities.

         (c) With respect to all KeyBank Merchant Business employees not identified on Schedule 7.08, NOVA will provide such employees the
                   -------------
     opportunity to apply for positions of similar responsibility with NOVA or the Company and, if any applications are accepted, such employees will be provided a reasonable relocation package in the event that employment with NOVA or the Company requires such employees to be relocated to Knoxville, Tennessee or any other location of NOVA or the Company.

         (d) After the Closing, to the extent that KeyBank owes to Company Employees incentive compensation for the calendar year ended December 31, 1997, the Company will pay such incentive compensation to the Company Employees, and KeyBank will reimburse the Company for the amount of the payment.

     7.09 TERMINATION OF CERTAIN RETAINED THIRD PARTY AGREEMENTS. The parties hereto acknowledge and agree that the Retained Third Party Agreements specified on Schedule 7.09 or the services provided thereunder shall be terminated by
   --------------
KeyBank insofar as they relate to the KeyBank Merchant Business; KeyBank shall consult with NOVA regarding the terms of any such termination. The Company shall reimburse KeyBank for any losses, expenses, charges, penalties, Liabilities or fees (collectively, "Termination Fees") associated with, resulting from, or arising out of, the termination, non-renewal, or other discontinuance of any of such Retained Third Party Agreements; provided that, notwithstanding anything to the contrary herein or in any other Operative Document, in no event shall the Company's aggregate financial liability or responsibility for such Termination Fees exceed $4,000,000. Any and all Termination Fees in excess of $4,000,000 shall be the sole responsibility of, and incurred and paid by, KeyBank.

     7.10 RESERVE ACCOUNTS. To the extent assignable, KeyBank will, within nine (9) months after the Closing Date, transfer to the Company any amounts remaining in reserve accounts established and maintained by Merchants or Agent Banks and held by KeyBank in connection with the Assigned Merchant Agreements or Assigned Agent Bank Agreements. To the extent that any such reserve accounts are not assignable, KeyBank will cooperate reasonably with the Company in devising a method of transferring the benefits of the reserve accounts to the Company.

     7.11 WORKING CAPITAL REQUIREMENTS. Unless and until other financing can be arranged (but in no event longer than six months after the Closing Date), NOVA will lend to the Company and POSSI all funds necessary to meet their normal working capital requirements. The interest rate or rates charged by NOVA to the Company and POSSI will, from time to time, be the same as the interest rate or rates charged to NOVA under its principal credit facility for loans made to NOVA at the same time or times as the loans are made by NOVA to the Company. To the extent permitted by NOVA's principal bank lender, the loans by NOVA to the Company and POSSI will be unsecured. At the Closing, the Company, POSSI and NOVA will execute and deliver a credit agreement, containing commercially reasonable terms, governing the loans by NOVA to the Company and POSSI (the "Credit Agreement").

                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

     8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by KeyBank and NOVA pursuant to Section
13.01 of this Agreement.

         (a) Regulatory Approval.  All material Consents of, filings and
             -------------------
     registrations with, and notifications to, all Regulatory Authorities required for consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No such Consent shall be conditioned or restricted by a Burdensome Condition.

         (b) Third-Party Consents and Approvals.  In addition to the Consent of
             ----------------------------------
     Regulatory Authorities referenced in Section 8.01(a) above, each party shall have obtained all material third-party Consents required for consummation of the KeyBank Contribution and the NOVA Company Interest Purchase. No such Consent shall be conditioned or restricted by a Burdensome Condition.

         (c) Legal Proceedings.  No court, governmental authority or Regulatory
             -----------------
     Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated by this Agreement.

     8.02  CONDITIONS TO CLOSING.

         (a) In addition to the conditions set forth in Section 8.01 hereof, the consummation by KeyBank of the transactions contemplated hereby is subject to the following conditions, unless waived in writing by KeyBank:

                (i) The warranties and representations of NOVA Corp and NOVA contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on the Closing Date, and NOVA Corp and NOVA shall have performed and complied in all material respects with the obligations required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and an executive officer of each of NOVA and NOVA Corp shall deliver a certificate to KeyBank at the Closing certifying as such (the "NOVA Closing Certificates", the form of which is attached as Exhibit 8.02(a)); and
            ---------------

                (ii) NOVA shall have made the deliveries contemplated by Section
         8.04 hereof.

         (b) In addition to the conditions set forth in Section 8.01 hereof, the consummation by NOVA Corp and NOVA of the transactions contemplated hereby is subject to the following conditions, unless waived in writing by NOVA:

                (i) The warranties and representations of KeyBank contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on the Closing Date, and KeyBank shall have performed and complied in all material respects with the obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and an executive officer of KeyBank shall deliver a certificate to NOVA at the Closing certifying as such (the "KeyBank Closing Certificate", the form of which is attached as Exhibit 8.02(b)); and
                                      ---------------

                (ii) KeyBank shall have made the deliveries contemplated by
         Section  8.03 hereof.

     8.03 DELIVERIES BY KEYBANK. KeyBank shall deliver or cause to be delivered to NOVA and/or the Company (as applicable), at or prior to the Closing Date, the following, all in form reasonably satisfactory to NOVA's counsel:

         (a) Such certificates and documents of officers of KeyBank and public officials as shall be reasonably requested by NOVA's counsel to establish the existence and good standing of KeyBank, KeyBank Sub and the Company and the due corporate power and corporate authorization of KeyBank, KeyBank Sub, POSSI and the Company to execute and deliver this Agreement and the other Operative Documents and to consummate the transactions contemplated hereby and thereby;

         (b) The Assignment and Assumption Agreements, duly executed by KeyBank, KeyBank Sub and POSSI;

         (c) The Services Agreement, duly executed by KeyBank;

         (d) The Operating Agreement, duly executed by KeyBank Sub;

         (e) An opinion of Thompson Hine & Flory LLP, counsel to KeyBank, in form and substance reasonably satisfactory to NOVA and its counsel;

         (f) The Company Supplement, duly executed by the Company;
         (g) The KeyBank Closing Certificate;

         (h) The Credit Agreement, duly executed by the Company;

         (i) The Guaranty and Agreement to Comply, duly executed by KeyBank; and

         (j) Any other instruments and documents required by this Agreement or any other Operative Document to be delivered by KeyBank to NOVA or the Company, including without limitation those documents necessary to complete the formation of the Company as provided herein, and such other instruments and documents which NOVA or its counsel may reasonably request consistent with the provisions hereof and thereof.

     8.04 DELIVERIES BY NOVA. NOVA shall deliver or cause to be delivered to KeyBank or the Company (as applicable), at or prior to the Closing, the following, all in form reasonably satisfactory to KeyBank's counsel:

         (a) Such certificates and documents of officers of NOVA and public officials as shall be reasonably requested by KeyBank's counsel to establish the existence and good standing of NOVA Corp and NOVA and the due corporate power and corporate authorization of NOVA Corp and NOVA to execute and deliver this Agreement and the other Operative Documents and to consummate the transactions contemplated hereby and thereby;

         (b) The Processing Agreement, duly executed by NOVA;

         (c) The Operating Agreement, duly executed by NOVA;

         (d) The Credit Agreement, duly executed by NOVA;

         (e) An opinion of Long Aldridge & Norman LLP, counsel to NOVA, in form and substance reasonably acceptable to KeyBank, NOVA, and their respective counsel;

         (f) The NOVA Closing Certificates; and

         (g) Any other instruments and documents required by this Agreement or any other Operative Document to be delivered by NOVA to KeyBank or the Company, including without limitation such instruments and documents which KeyBank or its counsel may reasonably request consistent with the provisions hereof and thereof.

     8.05 DELIVERIES BY THE COMPANY. At the Closing, and upon consummation of the NOVA Company Interest Purchase, KeyBank and NOVA shall cause the Company to deliver to NOVA or KeyBank (as applicable) the following:

         (a) The Assignment and Assumption Agreements, duly executed by the Company;

         (b) The Services Agreement, duly executed by the Company;

         (c) The Processing Agreement, duly executed by the Company;

         (d) The Credit Agreement, duly executed by the Company; and

         (e) Any other instruments and documents required by this Agreement or any other Operative Document to be delivered by the Company to NOVA or KeyBank, and such other instruments and documents which NOVA or KeyBank may reasonably request consistent with the provisions hereof.


                               ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                  -------------------------------------------
                                INDEMNIFICATION
                                ---------------

     9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by KeyBank and NOVA in this Agreement shall survive until March 31, 1999; provided that, if one party gives the other parties written notice identifying a breach of any such representation or warranty before March 31, 1999, the matter identified in the notice will survive until it is resolved in accordance with the provisions hereof.

     9.02 KEYBANK'S OBLIGATION TO INDEMNIFY. Subject to the limitations in Sections 9.01 and 9.05, from and after the date hereof, KeyBank shall indemnify, defend and hold harmless the NOVA Entities and the Company, and their respective directors, officers, employees and Representatives, from and against any and all actions, claims, losses, Credit Losses, Chargebacks, costs, Liabilities, damages, deficiencies, diminution in value, and expenses (including reasonable attorneys' fees and other costs of litigation) (collectively, "Claims") resulting from or arising out of any misrepresentation, breach of, or inaccuracy in, any of the representations or warranties made by KeyBank in this Agreement or the breach by KeyBank of any of its obligations under this Agreement.

     9.03 NOVA CORP AND NOVA'S OBLIGATION TO INDEMNIFY. Subject to the limitations in Sections 9.01 and 9.05, from and after the date hereof, NOVA Corp and NOVA shall jointly and severally indemnify, defend and hold harmless the Key Entities and the Company, and their respective directors, officers, employees and Representatives, from and against any and all Claims resulting from or arising out of any misrepresentation, breach of, or inaccuracy in, any of the representations or warranties made by NOVA Corp or NOVA in this Agreement or the breach by NOVA Corp or NOVA of any of its obligations under this Agreement.

     9.04 PROCEDURE FOR THIRD-PARTY CLAIMS. Promptly after a party to whom an indemnification obligation is owed hereunder (an "Indemnified Party") receives notice of the commencement of any action or proceeding (a "Proceeding") in respect of which indemnification may be sought hereunder, the Indemnified Party will notify the party that is obligated to indemnify hereunder (an "Indemnifying

Party"); but the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. If any such Proceeding shall be brought against the Indemnified Party, the Indemnifying Party shall, upon written notice given within a reasonable period of time following the Indemnified Party's notice to the Indemnifying Party of any such Proceeding, be entitled to assume the defense thereof at its own expense with counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding unless the settlement, compromise or judgment entry includes an unconditional release of the Indemnified Party hereunder from all liability arising out of such Proceeding.

     9.05 DEDUCTIBLE; CAP. Notwithstanding the foregoing, no party will be required to indemnify any other parties for any Claims with respect to a breach of the representations and warranties hereunder unless the aggregate amount of such Claims to which such party is obligated to indemnify exceeds $250,000. Once the aggregate amount of such Claims exceeds $250,000, the amount of indemnification that the party is required to pay hereunder will be limited to the excess of the aggregate amount of the Claims over $250,000; except that, no such limitation will apply to Claims caused by the fraud of the party required to pay the indemnification. No party will be required to pay indemnification hereunder in excess of [*].


                                   ARTICLE X

                  CONFIDENTIAL INFORMATION; BOOKS AND RECORDS
                  -------------------------------------------

    10.01  CONFIDENTIAL INFORMATION.

         (a) All technical or business information, including but not limited to customer data, marketing plans, customer lists, customer information, customer account numbers, the status of any account, pricing information, computer access codes, instruction and/or procedural manuals and financial data of any party ("Confidential Information") furnished or disclosed by the other parties or obtained by a party from the Company shall be deemed the property of the disclosing party or the Company, as applicable, and, when in tangible form, shall be returned by the receiving party to the disclosing party or the Company, as applicable, upon request along with any copies as may be authorized herein.

         (b) "Confidential Information" shall not include: (1) information previously known to the receiving party free of any obligation to keep it confidential; (2) information that has been or subsequently is made public, through no wrongful act of the receiving party; or (3) information that is received from a third party without restriction and without breach of this Agreement.

                     [*] CONFIDENTIAL TREATMENT REQUESTED.

         (c) Each shall hold Confidential Information in confidence and shall not disclose Confidential Information to anyone except such of its employees and Representatives to whom such disclosure is necessary for the purpose of the performance of this Agreement or for the purposes set forth in Section 10.01(b) or 10.01(c) of the Operating Agreement, except in the following circumstances: (1) as required by the Payment Networks; (2) as required by Law, regulation or Regulatory Authority; or (3) to defend against a claim brought against the party. Each party shall appropriately notify each employee and Representative to whom Confidential Information is disclosed that any such disclosures are made in confidence and must be kept in confidence by such employee or Representative.

         (d) If the transactions contemplated by this Agreement are not consummated, the parties shall maintain the confidentiality of Confidential Information, and such Confidential Information shall not be used to the detriment of the disclosing party or otherwise in any manner, and all such Confidential Information in tangible form (including copies and extracts thereof) shall be returned to the disclosing party immediately upon its written request.

         (e) The obligations of the parties hereunder shall survive and be enforceable by temporary and permanent injunctive relief against the breaching party and its directors, officers, employees and Representatives notwithstanding any termination of this Agreement.

     10.02  CONFIDENTIALITY OF AGREEMENT.

         (a) Except as required by Law or the Payment Network Regulations or as permitted by Section 10.01(b) or 10.01(c) of the Operating Agreement, each party shall keep confidential and not disclose, and shall cause its officers, employees, and Representatives to keep confidential and not disclose, any of the terms and conditions of this Agreement or any other Operative Document to any third party without the prior written consent of the other parties to this Agreement and the other Operative Documents. In the event that disclosure is required, each party will consult with the other parties prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

         (b) The obligations of the parties hereunder shall survive and be enforceable by temporary and permanent injunctive relief against the breaching party and its directors, officers, employees and Representatives notwithstanding any termination of this Agreement.

     10.03  BOOKS AND RECORDS.

         (a) As soon after the Closing Date as is practicable, and in no event later than the Transition Date, KeyBank shall deliver to NOVA, for and on behalf of the Company, originals in its possession of all Assigned Merchant

     Agreements, Assigned Agent Bank Agreements, Assigned Agent Bank Merchant Agreements, Assigned Third Party Agreements, and related documentation. Upon the Company's reasonable request, KeyBank shall cause to be delivered to the Company any or all other original books, records and/or documentation relating to the Contributed Assets as are reasonably related to the KeyBank Merchant Business or the enforcement of the Company's rights with respect to the Contributed Assets. In each case, however, the books and records relating to the Contributed Assets for the period prior to the Closing Date, wherever located, that are held by a party hereto or under the control of a party hereto (the "Inspected Party") shall be open for inspection by the other parties, and such other parties' authorized agents and representatives and regulators may, at such other parties' own expense, make such copies of any excerpts from such books, records and documents as it shall reasonably deem necessary; provided that any such inspection: (i) shall be conducted during normal business hours from time to time reasonably established by the Inspected Party; (ii) shall, if the Inspected Party so requests, be conducted in the presence of an officer or designated representative of the Inspected Party; and (iii) shall be conducted in accordance with reasonable security programs and procedures from time to time established by the Inspected Party, including but not limited to such confidentiality agreements as the Inspected Party may reasonably request.

         (b) All books and records relating to the Contributed Assets shall be maintained by the Company or by KeyBank, as the case may be, for a period of seven (7) years after the termination of the Operating Agreement, unless the parties shall, applicable Law permitting, agree upon a shorter period; provided that, in the event, as of the end of such period, any taxable year of the Company, NOVA or KeyBank is still under examination or open for examination by any taxing authority and that party has given notice of that fact to the other party, such books and records shall be maintained (or, alternatively, delivered by the Inspected Party to the other party) until the date, determined reasonably and in good faith, specified for maintenance of such records in such notice. Prior to the destruction of any books and records relating to the Contributed Assets, the party in possession of such books and records shall offer them to the other party hereto.


                               ARTICLE XI

                     MEDIATION AND ARBITRATION OF DISPUTES

     11.01  MEDIATION AND ARBITRATION.

         (a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement, other than a matter for which a party is entitled to seek specific performance or injunctive relief as expressly provided herein, the parties shall use reasonable efforts to settle such dispute, claim, question or disagreement. To this end, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable
     solution satisfactory to both parties.   If settlement is not reached
     within thirty (30) days after written notice of the dispute, claim, question or disagreement is first given by one party to the other parties, the Chief Executive Officers, Chief Financial Officers or other comparable executive officers of KeyBank and NOVA shall consult with each other in an effort to resolve the matter (provided that in no event shall the officers designated by each party be Committee Members).

         (b) If the parties do not reach such a solution within a period of thirty (30) days after the matter is referred to the executive officers for resolution, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation in accordance with the CPR Model Procedure for Mediation of Business Disputes, promulgated by the Center for Public Resources, New York City.

         (c) If mediation is unsuccessful within a reasonable time after commencement of mediation, but not in any event more than sixty (60) days thereafter, the mediator shall so certify, and the dispute shall be submitted to binding arbitration conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes. Any controversy or dispute shall be arbitrated by a single arbitrator either mutually agreed upon by the parties or, absent agreement, appointed in accordance with the aforesaid CPR rules. No mediator under subsection (b) above may serve as an arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 USC (S)(S)1-16, and judgment upon the award may be entered by any court having jurisdiction thereof. The arbitrator shall have case management authority and shall resolve the controversy in a final award within 180 days from commencement of the arbitration action. All questions of arbitrability shall be resolved by the arbitrator appointed pursuant to this clause. The prevailing parties shall be entitled to receive an award of attorneys' fees incurred in connection with the arbitration and judicial proceedings related thereto. There shall be no appeal from the arbitral award, except for fraud committed by the arbitrator(s) in carrying out his duties under the aforesaid rules; otherwise the parties irrevocably waive their rights to judicial review of the claim or controversy.

         (d) Unless otherwise agreed by the parties, the situs for dispute resolution shall be Washington, D.C.

         (e) In the event that the Center for Public Resources no longer promulgates rules as set forth above, then the mediation or binding arbitration shall be administered under the rules of the American Arbitration Association or such other recognized rules for resolution of disputes as the parties may mutually agree.

                               ARTICLE XII

                             TERM AND TERMINATION

     12.01 TERM. This Agreement shall take effect on the date hereof and remain in effect for so long as the Operating Agreement remains in effect or until terminated pursuant to Section 12.02 hereof.

     12.02 TERMINATION IF CLOSING DOES NOT OCCUR. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing, as follows:

         (a) By written consent of both KeyBank and NOVA.

         (b) By either party if the other party shall have failed to satisfy any of the conditions set forth in Article VIII hereof that it is required to satisfy, and such other party is unwilling or unable to satisfy such conditions on or before June 30, 1998.

         (c) By either KeyBank or NOVA if the Closing has not occurred by June 30, 1998.

     12.03 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 12.02, this Agreement shall become void and have no effect, except that the provisions of Articles IX, XI, and XIII, and Sections
10.01 and 10.02 shall survive any such termination.


                                 ARTICLE XIII

                                 MISCELLANEOUS


     13.01 AMENDMENTS AND WAIVERS. Except as otherwise expressly provided herein, this Agreement shall not be amended, modified or waived in any fashion except by an instrument in writing signed by the parties hereto. Waiver by a party of any breach of this Agreement by any other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

     13.02 NONASSIGNABILITY. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided that such consent shall not be required (a) for the assignment by any party of its rights and privileges hereunder to a person or entity controlling, controlled by or under common control with such party (it being understood that no such assignment shall relieve the assigning party of its duties or obligations hereunder), or (b) for the assignment and delegation by any party of its rights, privileges, duties and obligations hereunder to any person into or with which the assigning party shall merge or consolidate or to which the assigning party shall sell all or substantially all of its assets, provided that the assignee formally agrees in writing to assume all the rights and obligations of the assigning party under this Agreement and the other Operative Documents.

     13.03 NO THIRD PARTY BENEFICIARIES. This Agreement is not for the benefit of any other person, and no other person shall have any rights against the parties hereunder.

     13.04 RULES OF CONSTRUCTION. The headings in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the actual identity of the organization, person or persons may require. No provision of this Agreement shall be construed against any parties hereto by reason of the extent to which such parties or its counsel participated in the drafting hereof.

     13.05 CHOICE OF LAW. This Agreement is made and entered into under the Laws of the State of Delaware, and the Laws of that State applicable to agreements made and to be performed entirely thereunder (without giving effect to the principles of conflicts of Laws thereof) shall govern the validity and interpretation hereof and the performance by parties hereto of their respective duties and obligations hereunder.

     13.06 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be contrary to the internal Laws of Delaware or any other applicable Law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with applicable Law, and this Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Agreement.

     13.07 COUNTERPARTS: DELIVERY. This Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. The parties acknowledge that delivery of executed counterparts of this Agreement may be effected by a facsimile transmission or other comparable means, with an original document to be delivered promptly thereafter.

     13.08 ENTIRE AGREEMENT. This Agreement (including any exhibits or attachments hereto), taken together with the other Operative Documents, constitutes the entire agreement among the parties. This Agreement and the other Operative Documents supersede all prior and contemporaneous agreements, statements, understandings, and representations of the parties. There are no representations, warranties, agreements, arrangements, or understandings, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed herein. The parties agree that the traditional formulation of the parol evidence rule (whereby extrinsic evidence may not be used to vary or contradict the unambiguous terms of a document that represents a final and complete expression of the parties' agreement) shall govern in any action or preceding that may ensue concerning this Agreement.

     13.09 LAST DAY FOR PERFORMANCE OTHER THAN A BUSINESS DAY. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day immediately following the otherwise last day for such performance or such exercise.

     13.10 NOTICES. All notices, requests, consents, or other communications required or permitted to be given under this Agreement shall be in writing, may be delivered in person, by overnight air courier, by facsimile with confirmation of receipt, or by certified or registered mail (return receipt requested with all fees prepaid), and shall be deemed to have been duly given and to have become effective upon the date actually delivered to the parties or their assignees at the following addresses:

     If to KeyBank:             KeyBank National Association
                                127 Public Square,  3rd floor
                                Cleveland, Ohio  44114-1306
                                Attention:  Mr. David R. Campbell
                                Facsimile No.:  (216) 689-5706

     with a copy to:            KeyCorp
     (which shall not           127 Public Square, 2nd floor
     constitute notice)         Cleveland, Ohio  44114-1306
                                Attention:  Daniel R. Stolzer, Esq.
                                Facsimile No.:  (216) 689-4121

     with a copy to:            KeyCorp
     (which shall not           127 Public Square, 7th floor
     constitute notice)         Cleveland, Ohio  44114-1306
                                Attention:  Mr. Matthew M. Nickels
                                Facsimile No.:  (216) 689-3610


     If to NOVA Corp:           NOVA Corporation
                                One Concourse Parkway, Suite 300
                                Atlanta, Georgia 30328
                                Attention: James M. Bahin
                                Vice Chairman & Chief Financial Officer
                                Facsimile No.: (770) 698-1013
     with a copy to:            Long Aldridge & Norman LLP
     (which shall not           SunTrust Plaza, One Peachtree Center
     constitute notice)         303 Peachtree Street, N.E., Suite 5300
                                Atlanta, Georgia  30308
                                Attention:  David M. Ivey, Esq.
                                Facsimile No.: (404) 527-4198

     If to NOVA:                NOVA Information Systems, Inc.
                                One Concourse Parkway, Suite 300
                                Atlanta, Georgia 30328
                                Attention: James M. Bahin
                                Vice Chairman & Chief Financial Officer
                                Facsimile No.: (770) 698-1013

     with a copy to:            Long Aldridge & Norman LLP
     (which shall not           SunTrust Plaza, One Peachtree Center
     constitute notice)         303 Peachtree Street, N.E., Suite 5300
                                Atlanta, Georgia  30308
                                Attention:  David M. Ivey, Esq.
                                Facsimile No.: (404) 527-4198

The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this section.

     13.11 WAIVER OF JURY TRIAL. The parties hereto hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by any party against another on any matter whatsoever relating to, resulting from, arising out of, or in any way connected with this Agreement, or any amendment or breach hereof, including, without limitation, any claim or injury or damage, or the enforcement of any remedy under any Law.

     13.12 EXPENSES. Except as otherwise specifically provided in this Agreement, each party shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and applicable fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     13.13 FURTHER ASSURANCES. The parties hereto from time to time after execution of this Agreement, without further consideration, shall execute and deliver, as appropriate, such documents and take such actions as may be reasonably necessary or proper to carry out and consummate the transactions contemplated by this Agreement.

     13.14 FORCE MAJEURE. No party shall be liable for Defaults or delays due to acts of God or the public enemy, acts or demands of government or any government agency, strikes, fires, flood, accident, or other unforeseeable causes beyond its control and not due to its fault or negligence. Each party shall notify the other of the cause of such delay within five (5) days after the beginning thereof.

     13.15 BROKERS AND FINDERS. Except for Smith Barney Inc., each of the parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any party, such party agrees to indemnify and hold the other parties harmless of and from any Liability in respect of such claim.

     13.16 RELATIONSHIP OF PARTIES. Nothing contained in this Agreement shall be construed as constituting a partnership or agency relationship between the parties hereto. Prior to the Closing Date, the relationship of the parties shall be that of prospective seller (KeyBank) and prospective purchaser (NOVA). On and after the Closing Date, the relationship of the parties one to another for all purposes shall be that of independent members of a limited liability company.

     13.17 PUBLICITY. Each party will consult with the other party prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and will not issue any such release or make any such statement over the reasonable objection of the other party, except as required by Law.

                           [signature page to follow]

     IN WITNESS WHEREOF the undersigned hereto execute this Agreement.



                              "KEYBANK":

                              KeyBank National Association

                              By:  /s/ David R. Campbell
                                 -------------------------------
                              Name: David R. Campbell
                                   -----------------------------
                              Title:  Executive Vice President
                                    ----------------------------


                              "NOVA":

                              NOVA Information Systems, Inc.


                              By: /s/ James M. Bahin
                                 -------------------------------
                              Name: James M. Bahin
                                   -----------------------------
                              Title: CFO
                                    ----------------------------


                              "NOVA CORP":

                              NOVA Corporation


                              By: /s/ James M. Bahin
                                 -------------------------------
                              Name: James M. Bahin
                                   -----------------------------
                              Title: CFO
                                    ----------------------------

                              INDEX OF SCHEDULES
                           TO AGREEMENT RESPECTING A
                           LIMITED LIABILITY COMPANY



  SCHEDULE                     DESCRIPTION
  --------                     -----------

     1.06(a)      NOVA Required Consents of Regulatory Authorities

     1.06(b)      NOVA Required Consents of Third Parties

     1.07        NOVA Litigation

     1.08        NOVA Permits

     2.06        KeyBank Liens

     2.08        KeyBank Credit Card and Debit Card Sales Volume

     2.09        List of Agent Bank Agreements

     2.11        List of Trade Associations

     2.13        KeyBank Top Merchants

     2.14        EFT Networks

     2.15(a)     KeyBank Required Consents of Regulatory Authorities

     2.15(b)     KeyBank Required Consents of Third Parties

     2.16        KeyBank Litigation

     2.17        KeyBank Permits

     2.19        KeyBank Exceptions to Agreements in Full Force and Effect

     2.20(a)     Retained Third Party Agreements

     2.20(b)      Assigned Third Party Agreements

     2.22(a)      KeyBank Sales and Marketing Employees

     2.22(b)      KeyBank Employment Agreements; Collective Bargaining

     2.24        KeyBank Computer Software and Databases

     4.02(a)      Capital Accounts of KeyBank and KeyBank Sub

     7.08        KeyBank Merchant Business Employees to Be Hired by the Company

     7.09        Retained Third Party Agreements to Be Terminated

                               INDEX OF EXHIBITS
                           TO AGREEMENT RESPECTING A
                           LIMITED LIABILITY COMPANY


  EXHIBIT          DESCRIPTION
  -------          -----------

     A            Definitional Supplement

     2.10         Form of Merchant Agreements

     4.01         Certificate of Formation

     4.01(d)      Company Supplement

     4.01(e)      Guaranty and Agreement to Comply

     4.02(a)      Assignment and Assumption Agreements

     4.02(b)      Bill of Sale

     4.02(c)      Operating Agreement

     5.02         Services Agreement

     6.02         Processing Agreement

     7.08(a)(i)   KeyBank's 1998 Incentive Compensation Plan

     7.08(a)(vi)  1998 KeyCorp Separation Pay Plan

     8.02(a)      NOVA and NOVA Corp Closing Certificates

     8.02(b)      KeyBank Closing Certificate